Exhibit 10.1

EXCHANGE AGREEMENT
THIS EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of August 26, 2015, by and among SAExploration Holdings, Inc., a Delaware corporation (the “Company”), and Fidelity Securities Fund: Fidelity Leveraged Company Stock Fund (“LCS”), and Fidelity Advisor Series I: Fidelity Advisor Leveraged Company Stock Fund (“ALC”, and together with LCS, the “Holders”).
WHEREAS, the Holders currently hold 10% Senior Secured Notes due 2019 issued by the Company (the “Notes”); and
WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which the Holders shall exchange Notes in the aggregate principal amount of $10 million (the “Exchange Notes”) for shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) in accordance with Schedule I hereto, and on the terms and conditions set forth in this Agreement (the “Exchange”);
NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
EXCHANGE
Section 1.1    Issuance of Common Stock. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Company shall (i) issue to the Holders, in exchange for the cancellation of the Exchange Notes as provided in Section 1.2 hereof, and the Holders agree to accept from the Company, an aggregate 2,366,307 shares of Common Stock (the “Exchange Shares”), and (ii) pay in cash to the Holders any accrued unpaid interest on the Exchange Notes accrued through the Closing Date (as defined below) (the “Interest Payment”), as set forth on Schedule I hereto.
Section 1.2    Cancellation of Exchange Notes. Pursuant to the Indenture dated as of July 2, 2014, among the Company and the Subsidiary Guarantors party thereto and U.S. Bank National Association, as Trustee (the “Trustee”), relating to the Notes (the “Indenture”), the Holders hereby agree that the aggregate principal amount of and all accrued unpaid interest on the Exchange Notes shall be cancelled on completion of the Exchange. The Holders acknowledge that the cancellation of the Exchange Notes shall have the effects specified in the Indenture. Notwithstanding anything to the contrary contained in the Indenture or otherwise, with respect to the guarantees of the Notes by the subsidiaries of the Company contained in the Indenture, the Company and the Holders hereby agree that each such guarantee issued pursuant to the Indenture, prior to the Exchange, shall be null and void with respect to the Exchange Notes such that, at the time of the Exchange, the Exchange Notes being exchanged shall not be guaranteed securities and shall be solely securities of the Company, cancelled in accordance with the provisions of this Agreement.
Section 1.3    Section 3(a)(9) Exchange. The issuance of the Exchange Shares to Holders will be made without registration of such Exchange Shares under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), in reliance upon the exemption therefrom provided by Section 3(a)(9) of the Securities Act.
Section 1.4    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on August 27, 2015 (the “Closing Date”). On the Closing Date, subject to the satisfaction of the obligations set forth in Section 4.1 of this Agreement, the Holders shall instruct its participant in the Fast Automated Securities Transfer Program of The Depository Trust Company (“DTC”), which is designated in Schedule II hereto, to transfer and deliver the Exchange Notes to the Trustee through DTC’s Deposit/Withdrawal at Custodian procedures for purposes of cancellation. On the Closing Date, the Company shall pay the Interest Payment by wire transfer in accordance with the instructions set forth in Schedule III hereto, and the Company shall instruct its transfer agent to deliver the Exchange Shares to the Holders by crediting the account of the respective Holder’s designated DTC participant.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby makes the following representations and warranties, each of which is true and correct on the date hereof, and shall survive the date of the Closing and the transactions contemplated hereby to the extent set forth herein.
Section 2.1    Existence and Power.
(a)    Each of the Company and its subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby.
(b)    The execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) do not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Company, other than disclosure of such transactions on a current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) pursuant to the requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”), and notification to the NASDAQ Stock Market, and (ii) does not and will not constitute or result in a breach, violation or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, or with the Company’s certificate of incorporation or bylaws, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Company or any other party thereto, except, in the case of clause (ii), for such breaches, violations or defaults which would not reasonably be expected to, singly or in the aggregate, prohibit or materially impair the ability of the Company to perform its obligations hereunder.
Section 2.2    Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.
Section 2.3    Valid Issuance of the Exchange Shares. The Exchange Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer, other than restrictions on transfer under applicable federal and state securities laws and liens or encumbrances created by or imposed by the Holders. The Company has a sufficient number of authorized and unissued shares of Common Stock to consummate the Exchange.
Section 2.4    SEC Documents; Financial Statements. Since January 1, 2014, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof or prior to the Closing Date, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, as amended and supplemented to the date hereof, are hereinafter collectively referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, consistently applied, during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
Section 2.5    Equity Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i): 55,000,000 shares of Common Stock, of which, as of the date hereof, 14,922,497 shares are issued and outstanding, 1,114,493 shares are reserved for issuance for currently outstanding or future equity-based awards under the Company’s equity compensation plans and 581,807 shares are reserved for issuance pursuant to issued and outstanding securities that are exercisable or exchangeable for, or convertible into, shares of Common Stock (excluding the Exchange Notes and outstanding equity-based awards under the Company’s equity compensation plans), and (ii) 1,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares are issued or outstanding. Except as disclosed or described in the SEC Documents, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company (except for this Agreement).
Section 2.6    No Broker. No person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or the Holders for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE HOLDERS
Each Holder hereby makes the following representations and warranties, severally and not jointly, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.
Section 3.1    Existence and Power.
(a)    The Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
(b)    The execution of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby do not and will not constitute or result in a breach, violation, conflict or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license to which the Holder is a party, or with the Holder’s certificate of incorporation or bylaws, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Holder or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Holder, except for such breaches, conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to prohibit or materially impair the ability of the Holder to perform its obligations hereunder.
Section 3.2    Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Holder and constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.
Section 3.3    Title to Exchange Notes. The Holder has good and valid title to the Exchange Notes in the aggregate principal amount set forth in the recitals to this Agreement, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto. The Holder has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged or otherwise disposed of the Exchange Notes or its rights therein, or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Exchange Notes that limits the Holder’s power to transfer the Exchange Notes hereunder.
Section 3.4    Investment Decision.
(a)    The Holder is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and was not organized for the purpose of acquiring the Exchange Shares. The Holder is knowledgeable, sophisticated and experienced in business and financial matters and has previously invested in securities similar to the Exchange Shares. The Holder is able to bear the economic risk of its investment in the Exchange Shares and is presently able to afford the complete loss of such investment.
(b)    The Holder (or its authorized representative) has had the opportunity to review the SEC Documents. The Holder has had such opportunity to ask questions of the Company and its representatives, and to obtain from representatives of the Company such information, as is necessary to permit it to evaluate the merits and risks of its investment in the Company and has independently, without reliance upon any representatives of the Company and based on such information as the Holder deemed appropriate, made its own analysis and decision to enter into this Agreement. The Holder has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Exchange pursuant hereto and to make an informed investment decision with respect to such exchange.
(c)    The Holder acknowledges that the Company is relying on the truth and accuracy of, and the Holder’s compliance with, its representations, warranties, agreements, acknowledgments and understandings set forth herein in the offering of the Exchange Shares to the Holder without having first registered the Exchange Shares under the Securities Act.
Section 3.5    Affiliate Status. The Holder is not, has not been during the preceding three months, and upon consummation of the Exchange will not be, an “affiliate” of the Company as such term is defined in Rule 144 under the Securities Act (“Rule 144”).
Section 3.6    Professional Advice. With respect to the tax, accounting and other economic considerations involved in the Exchange, the Holder is not relying on the Company or any of its affiliates, and the Holder has carefully considered and has, to the extent the Holder believes such discussion is necessary, discussed with the Holder’s professional legal, tax, accounting and financial advisors the implications of the Exchange for the Holder’s particular tax, accounting and financial situation.
Section 3.7    No Solicitation. The Holder is not entering into this transaction as a result of any form of general solicitation or general advertising, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.
Section 3.8    No Broker. No person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or the Holder for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Holder.
ARTICLE IV
ADDITIONAL AGREEMENTS
Section 4.1    Disclosure of Transaction. On or before 8:30 a.m., New York local time, on the Closing Date, the Company shall issue a press release (the “Press Release”) announcing the signing of this Agreement and describing the terms of the transactions contemplated by this Agreement and any other material, nonpublic information that the Company may have provided the Holders at any time prior to the issuance of the Press Release. From and after the issuance of the Press Release, no Holder shall be in possession of any material, non-public information received from the Company or any of its officers, directors, employees or agents, that is not disclosed in the Press Release. The Company shall, on or before 5:00 p.m., Eastern Time, on or prior to the fourth business day after the date of this Agreement, file a Current Report on Form 8-K with the SEC describing the terms of the transactions contemplated hereby in the form required by the Exchange Act and attaching this Agreement as an exhibit to such filing (including all attachments, the “8-K Filing”). Effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated by this Agreement or as otherwise disclosed in the 8-K Filing, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holders or any of its affiliates, on the other hand, shall terminate. Other than the Press Release and 8-K Filing, neither the Company, its subsidiaries nor the Holders shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled to make a press release or other public disclosure with respect to such transactions as is required by applicable law and regulations (provided that the Holders shall be notified by the Company in connection with any such press release or other public disclosure prior to its release).
Section 4.2    No Integration. None of the Company, its subsidiaries, any of their affiliates, or any person acting on their behalf shall, directly or indirectly, make any offers or sales of any security (as defined in the Securities Act) or solicit any offers to buy any security or take any other actions, under circumstances that would require registration of any of the Exchanged Securities under the Securities Act or cause this offering of the Exchanged Securities to be integrated with such offering or any prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the NASDAQ Global Market and/or any exchange or automated quotation system on which any of the securities of the Company are listed or designated.
ARTICLE V
MISCELLANEOUS PROVISIONS
Section 5.1    Survival of Representations and Warranties. The agreements of the parties as set forth herein, and the respective representations and warranties of the parties hereto set forth in Articles 2 and 3 hereof, shall survive the Closing and delivery of the Exchange Shares.
Section 5.2    Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service guaranteeing next day delivery (charges prepaid):
If to the Company:
SAExploration Holdings, Inc.
1160 Dairy Ashford, Suite 160
Houston, Texas 77079
Attention:  Brent Whiteley
with a copy to:
Strasburger & Price LLP
909 Fannin Street, Suite 2300
Houston Texas 77010
Attention:  W. Garney Griggs, Esq.
If to the Holders:
Fidelity Management & Research Company
245 Summer Street
Boston, Massachusetts 02210
Attention: Nate Van Duzer

Each party hereto by notice to the other party may designate additional or different addresses for subsequent notices or communications. All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, if mailed; and the next business day after timely delivery to the courier, if sent by overnight courier.
Section 5.3    Entire Agreement. This Agreement and the other documents and agreements to be executed in connection with the Exchange embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.
Section 5.4    Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.
Section 5.5    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile or electronic mail transmission shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.
Section 5.6    Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies available at law.
Section 5.7    Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its conflicts of law rules.
Section 5.8    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A TRIAL BY JURY FOR THE ADJUDICATION OF ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
Section 5.9    No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.
Section 5.10    Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any noncompliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such noncompliance or breach.
Section 5.11    Construction. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.
Section 5.12    Further Assurances. The Holders and the Company each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.
Section 5.13    Costs and Expenses. The Holders and the Company shall each pay their own respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, attorneys’ fees.
Section 5.14    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
Section 5.15    Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.
COMPANY:

SAEXPLORATION HOLDINGS, INC.

By:    /s/ Brent Whiteley___________________
Name:    Brent Whiteley______________________
Title:    CFO, General Counsel and Secretary____

HOLDERS:

FIDELITY SECURITIES FUND: FIDELITY LEVERAGED COMPANY STOCK FUND

By:    /s/ Christopher Maher________________
Name:    Christopher Maher___________________
Title:    Assistant Treasurer___________________

FIDELITY ADVISOR SERIES I: FIDELITY ADVISOR LEVERAGED COMPANY STOCK FUND

By:    /s/ Christopher Maher________________
Name:    Christopher Maher___________________
Title:    Assistant Treasurer___________________

SCHEDULE I

Holder	Principal Amount of Exchange Notes	Number of Exchange Shares	Interest Payment Due
LCS	$5,313,360	1,257,304	$60,513.27
ALC	$4,686,640	1,109,003	$53,375.62
Total:	$10,000,000	2,366,307	$113,888.89

SCHEDULE II
LCS’s DTC Participant:

Participant #: 902

ALC’s DTC Participant:

Participant #: 902

SCHEDULE III

LCS’s Wire Transfer Instructions:

Chase Manhattan Bank
ABA # 021-000-021
DDA # 9009000127
Credit Internal Account # P83633
Chase/NYC/Trust
Fidelity Securities Fund: Fidelity Leveraged Company Stock Fund

ALC’s Wire Transfer Instructions:

Chase Manhattan Bank
ABA # 021-000-021
DDA # 9009000127
Credit Internal Account # P83634
Chase/NYC/Trust
Fidelity Advisor Series I : Fidelity Advisor Leveraged Company Stock Fund

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